FIRST HORIZON ASSET SECURITIES INC.

                       MORTGAGE PASS-THROUGH CERTIFICATES
                                  SERIES 2004-7

                                 TERMS AGREEMENT
                           (to Underwriting Agreement,
                             dated December 20, 2001
                    between the Company and the Underwriter)


First Horizon Asset Securities Inc.                           New York, New York
4000 Horizon Way                                               November 23, 2004
Irving, Texas 75063

      Citigroup Global Markets Inc. (formerly known as Salomon Smith Barney Inc.) (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of Series 2004-7 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2004-7 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-119657). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1.The Mortgage Pool: The Series 2004-7 Certificates shall evidence the entire beneficial ownership interest in two pools (each, a "Mortgage Pool") of conventional, fixed rate, first lien, fully amortizing one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of November 1, 2004 (the "Cut-off Date"):

            (a) Aggregate Principal Amount of the Mortgage Pools: Approximately $235,064,086 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

            (b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan in Pool I shall be between 240 to 360 months. The original term to maturity of each Mortgage Loan in Pool II shall be 180 months.

      Section 2.The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

                    Principal        Interest      Class Purchase
Class                Balance          Rate        Price Percentage
-----           ---------------      -------      ----------------
I-A-1           $145,800,000.00       5.50%        100.968750%
I-A-2            $23,000,000.00       5.50%        100.968750%
I-A-3            $16,218,000.00       5.50%        100.968750%
I-A-4            $20,557,000.00       5.50%        100.968750%
I-A-R                   $100.00       5.50%        100.968750%
II-A-1           $22,354,000.00       4.75%        100.296875%


            (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3.Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificates Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, November 30, 2004 (the "Closing Date").

      Section 4.Required Ratings: The Class I-A-1, Class I-A-2, Class I-A-3, Class I-A-4, Class I-A-R and Class II-A-1 Certificates shall have received Required Ratings of at least "AAA" from Fitch Ratings and "AAA" from Moody's Investors Service, Inc.

      Section 5.Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

      If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                                              Very truly yours,


                                              CITIGROUP GLOBAL MARKETS INC.


                                              By:_______________________________
                                                 Name:
                                                 Title:

The foregoing Agreement is
hereby confirmed and accepted
as of the date first above written.



FIRST HORIZON ASSET SECURITIES INC.


By:_______________________________
   Name:
   Title:



FIRST HORIZON HOME LOAN CORPORATION


By:________________________________
   Name:
   Title: